Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions Financial reports second quarter results; delivers diversified revenue growth and achieves positive operating leverage
Highlights:

•	Total revenue increased $25 million or 2 percent over the prior quarter

•	Achieved positive operating leverage and improved adjusted efficiency ratio(1) to 64.2 percent

•	Grew ending loan balances $833 million or 1.1 percent from the prior quarter to $77 billion

•	Overall credit quality improved as net charge-offs declined to 0.35 percent of average loans

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 22, 2014 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter of 2014. The company reported net income available to common shareholders of $292 million and earnings per diluted share of $0.21.

Steady progress

Regions’ second quarter results reflect the company’s steady progress and its ongoing commitment to meeting a broad range of customer needs in a prudent and sustainable manner. The company increased revenue by growing loans, deposits, checking accounts and quality households. In addition, the company reduced adjusted non-interest expenses(1), creating positive operating leverage and improved efficiencies.

“These results demonstrate continued momentum as we effectively execute our business plans,” said Grayson Hall, chairman, president and CEO. “By focusing on meeting our customers’ needs, we are delivering sustainable and diversified revenue growth while controlling expenses and maintaining prudent credit standards.”

Balance sheet continues to strengthen

Total ending loan balances increased $833 million or 1.1 percent from the prior quarter to $77 billion. Total new and renewed loan production was up 22 percent over the previous quarter as the company expanded its customer base and deepened existing relationships. Importantly, both the business and consumer lending portfolios achieved broad-based growth across the company's geographic markets.

Business lending achieved another solid quarter of growth as loans increased 1 percent, bringing the portfolio to $48 billion. The company’s specialized lending groups, asset-based lending and middle market commercial lending were the primary drivers of growth. Commercial and industrial loans increased 3 percent, while the investor real estate portfolio was relatively flat. Commercial and industrial production increased 26 percent from the previous quarter, line utilization increased 30 basis points and commitments for new loans increased 3 percent.

The consumer lending portfolio totaled $29 billion at the end of the quarter, an increase of 1 percent over the prior quarter as production increased 22 percent. Indirect auto lending continued to exhibit solid growth as balances increased 5 percent, and production increased 5 percent. These increases were primarily driven by an 18 percent increase in the average number of loans per dealer this year as the company improved the efficiencies in back-office automation. Credit card balances increased 3 percent as spend volume increased 14 percent, and sales of new cards increased 3 percent. Mortgage balances were up slightly over the prior quarter as production increased 31 percent and mortgage prepayments slowed significantly. Mortgage originations continued to be driven by purchases of new homes and represented 76 percent of total originations.

Total deposit balances were $94 billion, an increase of approximately 1 percent compared to the previous quarter. The mix of deposits continued to improve as low-cost deposits increased $697 million while higher cost certificates of deposit declined $268 million. Low-cost deposits as a percent of average deposits were 90 percent at the end of the quarter. Deposit costs totaled 11 basis points in the second quarter, and total funding costs were 31 basis points.

Total revenue increased 2 percent

Total revenue increased $25 million or 2 percent compared to the previous quarter. Net interest income on a fully taxable equivalent basis was $837 million, an increase of $6 million from the previous quarter, and the resulting net interest margin declined 2 basis points to 3.24 percent. Net interest income was positively impacted by loan growth. However, this improvement was offset by lower asset yields and loan spread compression resulting from the persistently low rate environment and competitive pricing pressures. If rates remain at current levels, modest net interest margin compression is expected going forward.

Non-interest income increased $19 million, or 4 percent from the previous quarter, as the company continued to grow the number of checking accounts and quality households. Revenue growth was diversified as capital markets, mortgage, insurance and service charges income increased from the prior quarter. Card and ATM fees increased $5 million, or 6 percent, as credit card spending increased and debit card transaction volume increased 8 percent. The company also recognized a net gain of $6 million related to the sale of certain investments in the securities portfolio.

Continued focus on cost control

Expenses totaled $820 million, and adjusted non-interest expenses(1) declined $19 million or 2 percent from the prior quarter. Salary and benefit expenses declined 3 percent from the prior quarter, primarily driven by the seasonal decrease in payroll taxes compared to the first quarter and reduced staffing. Occupancy related expenses declined 3 percent, and other expenses declined 13 percent from the prior quarter. Deposit administrative fees declined $9 million, primarily related to a refund of previously incurred fees.

The company’s adjusted efficiency ratio(1) was 64.2 percent at the end of the second quarter, an improvement of 270 basis points from the previous quarter, reflecting the company’s focus on continuously managing expenses.

Credit quality improved as net charge-offs declined

Regions demonstrated continued credit quality improvement as the economic environment continued to improve. Net charge-offs declined to $67 million, a decrease of 18 percent from the previous quarter, representing 0.35 percent of average loans. The provision for loan losses was $35 million, and the resulting allowance for loan and lease losses totaled 1.61 percent of total loans outstanding at the end of the quarter, a decline of 6 basis points from last quarter.

Non-performing loans (excluding loans held for sale) declined to $899 million, or 16 percent from the prior quarter. In addition, total late stage delinquencies declined 2 percent and troubled debt restructurings (TDRs) declined 15 percent, another sign of improving asset quality. While total criticized loans increased from the previous quarter, classified loans continued to decline.

Strong capital and solid liquidity
Regions' capital position remains strong as the Tier 1 ratio was estimated at 12.5* percent at quarter-end. In addition, the Tier 1 Common ratio(1) was estimated at 11.6* percent, an increase of 20 basis points from last quarter, and the Common Equity Tier 1 Basel III ratio(1) was estimated at 11.0* percent. Likewise, the company’s liquidity position remained solid as the loan to deposit ratio at the end of the quarter was 82 percent.

Highlights	Quarter Ended
($ in millions, except per share data)	6/30/2014	3/31/2014	6/30/2013
Net Income
Net interest income	$822	$816	$808
Non-interest income	457	438	497
Total revenue	1,279	1,254	1,305
Provision for loan losses	35	2	31
Non-interest expense	820	817	884
Income from continuing operations before income tax	424	435	390
Income tax expense	125	128	122
Income from continuing operations (A)	299	307	268
Income (loss) from discontinued operations, net of tax	1	12	(1)
Net income	300	319	267
Preferred dividends (B)	8	8	8
Net income available to common shareholders	$292	$311	$259
Income from continuing operations available to common shareholders (A) – (B)	$291	$299	$260

Diluted EPS Summary
Earnings per common share	$0.21	$0.22	$0.18
Income (loss) per share from discontinued operations	—	0.01	—
Earnings per common share from continuing operations	$0.21	$0.21	$0.18

Key Ratios
Net interest margin (FTE) from continuing operations~	3.24%	3.26%	3.16%
Tier 1 capital*	12.5%	11.8%	11.6%
Tier 1 common risk-based ratio (non-GAAP)*(1)	11.6%	11.4%	11.1%
Basel III common equity Tier 1 ratio (non-GAAP)*(1)	11.0%	10.8%	10.3%
Tangible common stockholders’ equity to tangible assets(non-GAAP)(1)	9.84%	9.53%	8.72%
Tangible common book value per share (non-GAAP)(1)	$8.12	$7.81	$7.11
Allowance for loan losses as a percentage of loans, net of unearned income	1.61%	1.67%	2.18%
Net charge-offs as a percentage of average net loans~	0.35%	0.44%	0.77%
Non-accrual loans, excluding loans held for sale, as a percentage of loans	1.17%	1.41%	2.01%
Non-performing assets as a percentage of loans, foreclosed properties and non-performing loans held for sale	1.37%	1.63%	2.25%
Non-performing assets (including 90+ past due) as a percentage of loans, foreclosed properties and non-performing loans held for sale(2)	1.69%	1.97%	2.68%

 *Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) Non-GAAP, refer to pages 12, and 16-18 of the financial supplement to this earnings release
(2) Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $119 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reduction of economic growth.

•	Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook.

•	Possible changes in market interest rates.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments.

•	Our ability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner.

•	Changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies.

•
Our ability to obtain regulatory approval (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms.

•
The costs and other effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party.

•	Any adverse change to our ability to collect interchange fees in a profitable manner, whether such change is the result of regulation, legislation or other governmental action.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	Inability of our framework to manage risks associated with our business, including operational risk and credit risk.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks.

•	The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage.

•	Our ability to keep pace with technological changes.

•	Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft.

•	Possible downgrades in our credit ratings or outlook.

•	The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally.

•	The effects of the failure of any component of our business infrastructure which is provided by a third party.

•	Our ability to receive dividends from our subsidiaries.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures

Regions' management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. The computation of the adjusted efficiency ratio includes certain adjustments to non-interest expense (GAAP) to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue (GAAP). Adjustments are made to arrive at adjusted total revenue (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
In December 2010, the Basel Committee on Banking Supervision (the “Basel Committee”) released its final framework for Basel III, which will strengthen international capital and liquidity regulation. In June 2012, U.S. Regulators released three separate Notices of Proposed Rulemaking covering U.S. implementation of the Basel III framework. In July 2013, U.S. Regulators released final rules covering the U.S. implementation of the Basel III framework, which will change capital requirements and place greater emphasis on common equity. For Regions, the Basel III framework will be phased in beginning in 2015 with full implementation complete beginning in 2019. The calculations provided are estimates, based on Regions’ current understanding of the final framework, including the company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because the Basel III implementation regulations are not formally defined by GAAP, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance

See page 12 of the supplement to this earnings release for the reconciliation of select annualized net charge-offs as a percentage of average loans ratios (GAAP) to select adjusted annualized net charge-offs as a percentage of average loans ratios (non-GAAP). See pages 16-18 of the supplement to this earnings release for 1) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 2) computation of return on average tangible common stockholders’ equity (non-GAAP), 3) computation of Basel III common equity Tier1 (non-GAAP) 4) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 5) computation of tangible common stockholders’ equity (non-GAAP) to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 6) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 7) computation of Tier 1 common and Basel III common equity Tier1 risk-based ratios (non-GAAP), 8) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP),9) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 10) a computation of the adjusted efficiency and fee income ratios (non-GAAP).